Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated and effective as of January 28, 2008, is entered into by and between HANDY & HARMAN (“H&H”), a corporation organized under the laws of the State of New York, with an address at 1133 Westchester Avenue, Suite North 222, White Plains, New York 10604 (the “Company”), and Jeffrey A. Svoboda (the “Executive”), an individual with a residence at 6 Merry Hill Court, Pikesville, Maryland 21208.  H&H is a wholly-owned subsidiary of WHX Corporation (“WHX”), a corporation organized under the laws of the State of Delaware.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment; Term.

(a)           Executive’s employment with the Company shall begin on or before January 28, 2008 (the “Effective Date”) pursuant to the terms and conditions contained herein.  The Executive shall hold the office of President and Chief Executive Officer of the Company.  The Executive shall perform all the duties consistent with these positions as set forth in the Company’s By-Laws, as well as any other duties commensurate with the Executive’s positions that are assigned to the Executive from time to time by the Board of Directors of WHX (the “Board”).  On or about December 31, 2008, the Executive shall be considered for election to the position of Director.

The Executive shall devote his full working time, attention and energies to the business of the Company and shall not, during the term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; however, this shall not be construed as preventing the Executive from investing his personal assets in any business or venture which does not compete, directly or indirectly, with WHX or its subsidiaries in any manner, in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the entities in which such investments are made and in which the Executive’s participation is solely that of an investor, and the Executive may purchase securities in any corporation for which securities are regularly traded, provided, that such purchase shall not result in the Executive beneficially owning at any one time one percent (1%) or more of the equity securities of any corporation engaged in a business directly competitive with WHX or its subsidiaries.

(b)           The term of this Agreement shall commence on the date hereof and shall continue in full force and effect until the second anniversary of the Effective Date, at which time, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall be extended for a one (1) year period until the next anniversary thereafter (such period, as it may be extended from time to time, the “Term”), unless one party hereto shall provide written notice of termination to the other party hereto no less than thirty (30) days prior to such anniversary or on such earlier date as this Agreement is terminated in accordance with the provisions set forth below.

2.           Compensation.  Subject to the terms and conditions of this Agreement, the Company shall collectively pay to the Executive, as aggregate compensation for the duties to be performed by the Executive under this Agreement, the following:

(a)           A salary of $500,000 per annum, to be paid in equal installments no less frequently than monthly, less applicable withholdings and deductions.  Executive’s salary shall be reviewed annually in accordance with the applicable policies of the Company.  For purposes of calculating a bonus payment per paragraph 2(c) below, and the Severance Payment pursuant to paragraph 7(a) below, the “base salary” shall be $476,000 per annum.

(b)           A car allowance of $12,000 per annum, to be paid in equal installments no less frequently than monthly, less applicable withholdings and deductions.  Such amount shall not be considered part of base salary for the purpose of determining Executive’s bonus pursuant to paragraph 2(c) below and the Severance Payment pursuant to 7(a) below.

(c)           An annual bonus with a target of 100% of the Executive’s base salary earned in such year, to be determined and payable pursuant to the Company’s Long Term Incentive Plan and Short Term Incentive Plan and other bonus plans if such exist.  Executive’s base salary shall only include the amount referred to in paragraph 2(a), above, and shall not include Executive’s car allowance.

(d)           Subject to prior approval of the compensation committee of the Board, the Executive shall receive a grant of 100,000 options on his first day of employment which will be priced at the greater of the fair market value at the close of the market on the business day immediately prior to the date of grant or $9.00, one third of which will vest on the grant date, one third of which will vest on the first anniversary of the grant date, and the final one third of which will vest on the second anniversary of the grant date.  The grant shall be governed by the terms of WHX’s 2007 Incentive Stock Plan.

3.           Vacation.  The Executive shall be entitled to vacation, with pay, of four (4) weeks in each calendar year.  This vacation time shall be pro-rated for partial employment in the final calendar year of employment.

4.           Benefits.  The Executive shall receive the benefits made available to executives of the Company, including without limitation the following:

(a)           Health, dental and vision insurance coverage, if and to the extent provided to all other employees of the Company;

(b)           Compensation for relocation to the Westchester County, New York area. The Company will reimburse for one time, reasonable moving and packing expenses in an amount of $10,000, which will be paid consistent with the guidelines set forth in the Company’s Policies on Reimbursement of Employee’s Expenses Resulting from Transfer, and Selling Former Residence and Loans to Acquire New Residence.  The Company will reimburse Executive or directly pay for living expenses (including the Company’s lease of an apartment for Executive) in an amount up to $5,000 per month for the term of this contract and subsequent renewals;

(c)           Life insurance, short term disability insurance and 401-K benefits, if and to the extent provided to executives of the Company (excluding any benefits anyone else is entitled to under any supplemental executive retirement program); and

(d)           Executive acknowledges that to the extent that any of the compensation and benefits described herein constitute wages or other taxable income to the Executive, such wages or other taxable income shall be subject to applicable income and employment tax withholding, as required.

5.           Termination of Agreement by the Company.  This Agreement may be terminated by the Company by providing notice to the Executive pursuant to Section 12 below upon the occurrence of any of the following:

(a)           For Cause (as defined below);

(b)           Death of the Executive;

(c)           Disability (as defined below) of the Executive; or

(d)           Without Cause.

The term “Cause,” as used herein, means:  (i) the Executive’s engaging in conduct which is materially injurious to the Company or its respective customer or supplier relationships, monetarily or otherwise; (ii) the Executive’s engaging in any act of fraud, misappropriation or embezzlement or sexual or other harassment of any employee of the Company; (iii) the Executive’s engagement in any act which would or does constitute a felony; (iv) the willful or continued failure by the Executive to substantially perform his duties, including, but not limited to, willful misconduct, gross negligence or other acts of dishonesty; or (v) the Executive’s material violation or breach of this Agreement.

The term “Disability,” as used herein, means the Executive’s absence from the full-time performance of his duties hereunder for a period of at least ninety (90) days, whether or not consecutive, within any twelve (12) consecutive month period as a result of any incapacity due to physical or mental illness.

If the Agreement is terminated pursuant to Sections 5 (a), (b), or (c), then Executive shall be entitled to receive from the Company the aggregate of any due but unpaid compensation through the date of termination; if pursuant to Section 5(b), all life insurance proceeds to which his estate is entitled pursuant to any life insurance program maintained by the Company in which he is a participant; if pursuant to Section 5(c), any disability insurance payments to which he is entitled pursuant to any disability insurance program maintained by the Company in which he is a participant;  and any expenses incurred and submitted for reimbursement, in accordance with Section 8, but not paid prior to such termination.  Executive shall receive no further benefits or compensation, except as required by law.

6.           Termination of Agreement by the Executive.

(a)           This Agreement may be terminated by the Executive by providing written notice to the Company within sixty (60) days following a Material Diminution (as defined below) of the Executive’s position, duties, responsibilities or base salary compensation with the Company or the relocation of H&H’s headquarters to a location more than 50 miles from White Plains, New York (a “Material Diminution or Relocation Termination Election”).  In the case of a Material Diminution or Relocation Termination Election by the Executive, the Company shall have ten (10) business days following its receipt of written notice of termination from the Executive to cure such Material Diminution or Relocation.  In the case of a Material Diminution or Relocation Termination Election, if the Company does not cure such Material Diminution or Relocation within the ten (10) business days following its receipt of such Material Diminution or Relocation Termination Election from the Executive, pursuant to this Section, termination of Executive’s employment shall be effective at the end of such ten (10) business day period.

“Material Diminution” shall only mean a situation in which the Executive is no longer employed as the President and Chief Executive Officer of the Company, or employed or offered employment in substantially equivalent positions of substantially equivalent companies, regardless of what, if any, additional positions Executive may from time to time hold or not hold with the Company or its subsidiaries or affiliates, or the material diminution of the duties or responsibilities commensurate with the positions of President and Chief Executive Officer of the Company, or a reduction of the Executive’s base salary compensation below the amount set forth herein.

(b)           In all other instances, the Executive may voluntarily terminate his employment upon thirty (30) days prior written notice to the Company.

7.           Severance and Other Payments.

(a)           In the event the Executive’s employment is terminated by the Company pursuant to Section 5(d) of this Agreement, which termination shall include the giving of notice not to extend the Term pursuant to Section 1(b), the Company agrees to pay to the Executive as aggregate compensation:  (i) a lump-sum cash payment equal to the greater of the balance of his base salary due for the remaining term of his contract, or one (1) year of his then current annual base salary (the “Severance Payment”); (ii) monthly COBRA payments of any health-related benefits (medical, dental, and vision) as are then in effect for either the remaining term of his contract or a 12-month period, whichever is greater (but under no circumstances for longer than the period during which Executive is eligible for COBRA), following termination or until the Executive obtains or is eligible for coverage through a subsequent employer, whichever is earlier; and (iii) a bonus payment equal to the cash portion of the most recent bonus paid to Executive.  If Executive has never received a bonus prior to termination pursuant to Section 5(d), or if the most recent bonus amount is equal to zero (0), Executive shall not receive a bonus payment under this Section 7(a).  Prior to, and as a precondition to the payment of the Severance Payment, the Executive shall deliver to the Company a general release of the Company, its subsidiaries and affiliates, and each of its officers, directors, employees, agents, successors and assigns (but excluding a release of the Company’s continuing obligations under this Agreement and/or pursuant to its continuing indemnification obligations to Executive under its charters, bylaws, resolutions of the Board of Directors and under applicable insurance policies),  in a form acceptable to the Company and provide a Director Resignation (as defined below), if applicable.  The Severance Payment and bonus payment referred to in Section 7(a) (iii) shall be made no later than ten (10) business days following the delivery by the Executive of the release referred to above and the Director Resignation (if applicable), and if said release and the Director Resignation are not so delivered within sixty (60) days of the termination of the Executive’s employment, then the Executive shall not be entitled to receive any Severance Payment or other benefits described herein.  In all other instances, including termination of the Executive’s employment for Cause, termination pursuant to Sections 5(b) or 5(c) above, or if the Executive voluntarily leaves the employment of the Company (other than for a reason set forth in Section 6(a) above), the Executive shall not be eligible or entitled to, and the Company shall not be obligated to make, any payment following the Executive’s termination, including the Severance Payment, except as otherwise provided in Section 5 or Section 7(b), and the Company shall have no further obligations to the Executive.  Executive agrees that, upon the termination of his employment with the Company, he shall immediately resign his positions, if any, as an officer and director of the Company and each of its subsidiaries (the “Director Resignation”).

(b)           In the event the Executive terminates his employment pursuant to Section 6(a), and the Company does not cure timely the situation as provided in Section 6(a) under which the Executive has elected to terminate his employment, then the Executive shall be entitled to receive from the Company the same payments and benefits as provided for in the first sentence of Section 7(a) above, subject to the same terms and conditions set forth for the receipt of such payments and benefits as provided for in Section 7(a) above.

(c)           The Executive’s entitlement to the Severance Payment and other payments listed in the first sentence of Section 7(a) (except for COBRA payments as provided therein), described in Sections 7(a) and 7(b) above, shall not be impacted or otherwise effected by other employment the Executive may obtain and the Executive shall be under no obligation to seek other employment in order to receive such Severance Payment and other payments listed in the first sentence of Section 7(a).

(d)           Notwithstanding the foregoing, Executive agrees that in the event that all or a portion of any payment described in Subparagraphs (a) and (b) of this Paragraph 7 constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment or payments shall not be made prior to the date which is six months after the date the Employee separates from service (within the meaning of Section 409A of the Code).

8.           Expenses.  Any ordinary and necessary expenses reasonably incurred by the Executive in connection with his employment by the Company, and which are directly connected with or pertaining to the furtherance of the business of the Company in accordance with the Company’s Travel & Expense Policy, shall be reimbursed to the Executive by the Company, within thirty (30) days from the date of the receipt of an expense report, attaching receipts stating: (i) the amount of such expense; (ii) the time and place that the expense was incurred; (iii) the business purpose of the expense; and (iv) the business relationship to the Company of persons entertained, if any.

9.           Disclosure of Information.

(a)           The Executive will not at any time, whether during or after the termination of his employment, divulge, use, furnish, disclose or make available to any person or entity, any non-public information concerning the WHX’s or its subsidiaries’ business, including without limitation, any of their marketing plans and strategies, pricing policies, planned strategies related to sources of supply, methods of delivery, customer names, purchasing needs and/or priorities of customers, and the finances or financial information of WHX or its subsidiaries, so far as such information has come to his knowledge as a result of or subsequent to his employment by the Company, except to the extent that disclosure may be required by law or to the extent that such information is in the public domain through no fault of the Executive.  The Executive acknowledges that such information, including without limitation, information regarding WHX’s or its subsidiaries’ customers, any of their purchasing needs and priorities, WHX’s or its subsidiaries’ sources of supply, any of their business plans and financial condition, is non-public, proprietary, and confidential and that the disclosure of such information may cause the Company, WHX or its other subsidiaries substantial harm.  Executive hereby agrees to keep confidential all matters of such nature entrusted to him and agrees not to use or attempt to use any such information in any manner that may harm or cause injury to the Company, WHX or its other subsidiaries.  In addition, copies of all data files on Executive’s own media must be deleted and a letter stating such must be sent to the Company promptly following the termination of Executive’s employment with the Company, but no later than five business days after receiving notice from the Company demanding such deletion.

(b)           Executive agrees that upon termination of his employment with the Company, he will immediately surrender and turn over to the Company all books, forms, records, reports, lists and all other papers and writings, including items storing computer memory (except computer hard drives from which items relating to WHX or its subsidiaries and their businesses have been deleted), relating to WHX or its subsidiaries and their businesses, and all other property belonging to WHX or its subsidiaries, it being understood and agreed that the same are solely the property of WHX or its subsidiaries.

(c)           The provisions of this Section shall survive the expiration and termination of this Agreement.

10.           Covenants Not to Compete or Interfere.

(a)           During his employment with the Company, and for the greater of the balance of the remaining term of his contract, or a one (1) year period following the termination of Executive’s employment, the Executive will not (i) directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity engaged in a business which sells, manufactures or produces the products sold, manufactured or produced by WHX and/or any of its subsidiaries (the “Products”) at the time of the termination of the Executive’s employment under this Agreement or which otherwise competes, directly or indirectly, with WHX or its subsidiaries (a “Competing Business”), or (ii) knowingly solicit or accept business for a Competing Business (x) from any customer of WHX, or its subsidiaries, (y) from any former customer of WHX, or its subsidiaries, who purchased any Products during the twelve months preceding the termination of the Executive’s employment under this Agreement, or (z) from any prospect of WHX or its subsidiaries, with whom the Executive met to solicit or with whom the Executive discussed the sale of any Products during the twelve months preceding the termination of the Executive’s employment under this Agreement.  Executive acknowledges that WHX’s and/or its subsidiaries’ sales of the Products are national in scope.  Notwithstanding the foregoing, the Executive may own up to 1% of the outstanding common stock of any class of common equity of a publicly traded entity provided the Executive’s role with the entity is passive in nature.

(b)           During his employment with the Company, and for a two year period following the termination of Executive’s employment, the Executive will not directly or indirectly, as a sole proprietor, member of a partnership or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, induce or solicit, or attempt to induce or solicit, any employee of WHX or its subsidiaries or affiliates to terminate his employment with WHX, or any of its subsidiaries, or in any way interfere with the relationship between WHX, or its subsidiaries or affiliates, and the employee will not solicit, hire, retain or enter into any business arrangements with, or enter into any discussion to do the same with, any person working for, or independent contractor of, WHX, or its subsidiaries or affiliates.

(c)           During his employment with the Company, and for a one year period following the termination of Executive’s employment, the Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of WHX or its subsidiaries or affiliates, if such action would have a reasonably foreseeable adverse effect on the business, assets or financial condition of WHX or its subsidiaries or affiliates or materially interfere with the relationship between any such person or entity and WHX or its subsidiaries or affiliates.

(d)           It is the desire and intent of the parties that the provisions of this Section 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular portion of this Section 10 shall be adjudicated to be invalid or unenforceable, then this Section 10 shall be deemed amended to delete therefrom the portion that is adjudicated to be invalid or unenforceable.  The provisions of this Section 10 are intended to and shall survive the termination or expiration of this Agreement.

11.           Injunctive Relief.  In addition to the remedies available to the Company, the Executive acknowledges that any breach by the Executive of the provisions of Sections 9 or 10 of this Agreement, would cause irreparable injury to the Company, WHX or its other subsidiaries for which there may be no adequate remedy at law.  In addition to all of the rights and remedies to which the Company may be entitled, the Company shall also be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent the Executive from violating or attempting to violate any such provisions.  In seeking such an order, any requirement to post a bond or other undertaking shall be waived.   In any action brought to enforce these restrictive covenants, the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorney’s fees.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

12.           Notices.  All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given upon delivery if delivered by hand, sent by telecopier, facsimile or overnight courier, and three (3) days after such communication is mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, to the other party, in each case addressed as provided in the introduction to this Agreement.  Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

13.           Insurance.  The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examinations and supply such information as may be reasonably required in connection therewith

14.           Authority.  The Executive represents and warrants that he is not subject to any agreement, understanding, arrangement, order, judgment or decree of any kind, or any other restrictive agreement or arrangement, which would prevent him from entering into this Agreement, or from providing the services he is expected to provide as an employee of the

Company pursuant to this Agreement, or which would be breached by the Executive executing this Agreement.  The Executive agrees to indemnify and hold the Company harmless from and for any liability to the Company arising from a breach of this representation and warranty.

15.           Assignment.  The services to be rendered and the obligations to be performed by the Executive under this Agreement are special and unique, and all such services and obligations and all of the Executive’s rights under this Agreement are personal to the Executive and shall not be assignable or transferable and any purported assignment or transfer thereof shall not be valid or binding upon the Company.  However, in the event of the Executive’s death during the term of this Agreement, the Executive’s estate shall be entitled to receive salary and any other payment due and accrued through the date of the Executive’s death and all payments due to the Executive pursuant to the provisions of Sections 5 and 7.  The Company may assign this Agreement and any and all of its rights under this Agreement to any person, firm or corporation succeeding to the business of the Company, provided that such successor entity shall assume (by contract or by operation of law) that Company’s obligations under this Agreement, at which point such Company shall be relieved of its obligations hereunder.

16.           Waiver of Breach.  The waiver by the Company or the Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or the Executive.

17.           Amendments.  No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

18.           Complete Agreement.  This Agreement constitutes the entire understanding between the parties hereto relating to the matters contained herein, and supersedes any prior agreements, arrangements or understandings, whether oral or written, relating to the employment of the Executive by the Company.

19.           Headings.  The section headings contained herein are for convenience purposes only and shall not in any way affect the interpretations or enforceability of any provision of this Agreement.

20.           Severability.  The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

21.           Counsel.  It is acknowledged by the Executive that he has had the opportunity to be represented by counsel of his choosing in connection with the negotiation and execution of this Agreement.

22.           Governing Law.  This Agreement and all matters concerning its interpretation, performance, or the enforcement hereof, shall be governed in accordance with the laws of the State of New York, without regard to conflict of law principles.

23.           Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the County of New York, State of New York, and each of the parties hereto hereby irrevocably and unconditionally agrees that any and all claims which arise out of or relate to this Agreement or to the Executive’s employment with the Company shall be heard and determined in any such court.  Each of the parties hereto irrevocably and unconditionally waives any objection that either of them may now or hereinafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement or to the Executive’s employment with the

Company in any state or federal court sitting in New York County.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereto irrevocably waives the right to a trial by jury and each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.

24.           Expenses.  In the event that the Company or the Executive incurs expenses in connection with the enforcement of this Agreement, the prevailing party shall be entitled to recover all expenses incurred in connection with such enforcement of this Agreement from the non-prevailing party including, without limitation, reasonable attorneys’ fees.

25.           Counterparts.  This Agreement may be executed in one or more counterparts with each counterpart considered as an original.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

[Signature Page to Svoboda Employment Agreement]

EXECUTIVE

/s/ Jeffrey Svoboda
Jeffrey Svoboda

HANDY & HARMAN

By:	/s/ Glen Kassan
Name: Glen Kassan
Title: Vice President